Exhibit 99.2

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation Conference Call. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much, Beth, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For those of you who do not have a copy, I will begin by summarizing the press release. Bob will then provide preliminary details about the quarter. We will then open the call to your questions. Compuware announced its preliminary results. Growth drivers continue to excel, two mainframe contracts pushed to fiscal year ‘12 impacting EPS. Q4 total APM, Vantage and Gomez license fees and subscription revenues grew approximately 53% year-over-year. Q4 Covisint revenues grew approximately 65% year-over-year. Q4 Uniface license fees grow approximately 77% year-over-year. Q4 Changepoint license fees grew approximately 14% year-over-year. Q4 Professional Services revenue grew more than 5% with over 15% contribution margin, mainframe contracts push $0.04 to $0.05 EPS to fiscal year ‘12.

Compuware Corporation, the technology performance company, today announced preliminary unaudited results for its fourth quarter ended March 31, 2011.

I would know like to turn the call over to Bob.

Bob Paul, President and Chief Operating Officer

Thanks, Lisa. Compuware’s growth drivers had a tremendous Q4. Covisint Q4 revenues leapt approximately 65% year-over-year as customer demand continues to position us as a dominant player for securely sharing applications and information over the web.

Compuware APM license fees and subscription revenue in Q4 jumped 53% year-over-year as more and more customers continue to understand and invest in the unmatched capabilities we offer for managing the performance of their most important applications. The Professional Services business unit produced Q4 year-over-year revenue growth of more than 5%, the first such increase in revenue in 11 years. Profitability and services remain strong with a total contribution margin of greater than 15% and the core Professional Services segment margin of more than 18%.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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Two large mainframe solution deals we had expected to close in Q4 were delayed to fiscal year ‘12 by factors beyond our control. Occasionally, the positive or negative effects of such large mainframe deals do impact our quarterly numbers, masking the overall health of the business

In one case, the U.S. government’s budget impasse slowed a significant sale. In the other, a major financial institution put its capitalization policy under review in the last couple of weeks of the quarter. Both of these contracts will be completed early this fiscal year.

The value of these two contracts was about $60 million in product commitments and $0.04 to $0.05 in earnings per share. Had these agreements close as expected, Compuware earnings per share would have come in at $0.17 to $0.20 per share. We are now expecting Q4 EPS between $0.13 and $0.15 per share. This will allow us to improve our guidance for fiscal year ‘12 due to the direct impact of these contracts and the better-than-expected results in our distributed and services businesses.

While we are still working to complete our year-end financial reports, total revenues for Q4 are expected to be approximately $250 million. We expect Q4 expenses will approximately be $210 million. We expect our tax rate to be between 20% and 30%. Operating cash flow of the year will be between $160 million and $165 million.

As seen in the numbers, our APM business is showing remarkable progress. And we now have additional growth drivers in this category that will further accelerate the business. We also see no end to the growth opportunities for the Covisint solution, as our already booked business will drive accelerated growth in this fiscal year. Professional Services continues its turnaround in profitability and is now also increasing revenues. Changepoint had a strong Q4 with roughly 14% year-over-year growth in license fees and Uniface increased Q4 license fees by approximately 77% year-over-year.

Whether we look at Compuware’s results sequentially or year-over-year, the overall health of the business continues to substantially improve. The two mainframe agreements that pushed to this fiscal year are with longstanding and satisfied customers that are both increasing their footprint with our solutions. I look forward to discussing in more detail how we are leveraging our success in fiscal year ‘11 for aggressive market share growth in fiscal year ‘12. The business unit restructuring is complete, and after our global sales kicked off last week, we are coming out of the gates with great confidence. Lisa?

Lisa Elkin, Vice President, Investor Relations and Communications

Thanks, Bob. Ladies and gentlemen, we’ll now be happy to take your questions.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And our first question will come from the line of Kirk Materne with Evercore Partners. Please go ahead.

<Q – Kirk Materne>: Yeah. Thanks very much and thanks for doing the call. Bob, a few questions. I guess, just first on the two deals that slipped, was there – I guess, these things – both deals – you had issues come out at the last minute. I guess, can you give us an idea how far along they are tracking as normal and sort of when you guys started to get a sense that there could be an issue?

<A – Bob Paul>: Yeah. Well first up, we have agreements and certainly a tremendous amount of correspondence and preliminary contracts in place with both. The bank that I was talking about, they absolutely have to get something done this quarter. And we’ve been told that that will be completed in the next three to five weeks. And then the U.S. government, obviously being the U.S. government is a little bit more opaque. But again, they have to do something in a relatively short period of time, so we expect that obviously to provide some buoyancy to our fiscal year ‘12 numbers.

<Q – Kirk Materne>: And I guess along those lines, you guys mentioned in your press conference, you’re providing upside to guidance. I just wanted to clarify that. Is that guidance predicated on what the Street is at right now or is that sort of your – I know you guys haven’t given guidance, so I just want to clarify, or is that your original guidance internally that you guys will obviously update, because of these contracts?

<A – Bob Paul>: Yeah. It’s not directly related to the Street guidance. So we have our estimates based upon the completed business plans and the earnings per share that we anticipate right now. And that we have – we will be adding the numbers that we talked about on top of that fiscal year ‘12 guidance. So they’ll have a positive impact on the numbers that we would have given for our Q4 earnings call.

<Q – Kirk Materne>: Right. That’s helpful. And then just, Laura, on a cash flow, I know you guys are coming in, you said $160 million, $165 million, if I caught that correctly. Is there any way to sort of qualify or quantify what the cash flow impact was from those two deals, so we could get a sense on where it was going to come in? Sounds like it would have come in sort of in the initial range for this quarter?

<A – Laura Fournier>: If those two deals would have come in timely as we expected, it would have come in at the $175 million to $185 million range. Then we had some upside in some other areas but we certainly expect there will be no issue with cash flow as we go into fiscal ‘12.

<Q – Kirk Materne>: Okay, great. Those are my questions. I will turn it over. Thanks a lot.

<A – Bob Paul>: Thanks, Kirk.

Operator:  Thank you. Next, we go to the line of Gary Spivak with Noble Financial Group. Please go ahead.

<Q – Gary Spivak>: Yeah, thank you. A couple of questions. Of the $60 million, can you break down how much of that is license, and how much of that is maintenance, and is that maintenance greater than one year, expected?

<A – Bob Paul>: Yeah. Off the top of my head I can’t. Obviously, there was a healthy chunk of new software license in there. But we’ll be able to provide more details on that on the Q4 earnings call. But there is a – in both cases, there were significant increase in software license revenues in both those numbers.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<Q – Gary Spivak>: Okay. And I know we’ve been talking about the number of large customers, how they haven’t really come up for renewal. Can we count these as 2 of the top 15 and what does the outlook look like for fiscal ‘12 in terms of mainframe renewals on those top customers?

<A – Bob Paul>: Yeah. So as you remember throughout fiscal year ‘11, I was very conservative on our mainframe guidance, because of the number or the lack of renewals coming up last year. That will hit its stride again this year. We’ve seen a – we will see a pickup of mainframe renewals. We’ll give more specific information on that in the Q4 call. But we’re going – we’re actually close to double-digit percentage increases in maintenance renewal opportunities for fiscal year ‘12. And obviously, every single one of those opportunities represents a substantial potential for uptick in software license fees. And with the growing footprint, the release of the pent-up demand of the zSeries, the economy coming back a little bit, we are starting to see some positive trends, more positive trends than we had certainly in fiscal year ‘11 for fiscal year ‘12.

<Q – Gary Spivak>: Okay, that’s helpful. And just you mentioned Vantage and Gomez license and subscription revenues. Can you give us a little color on Vantage maintenance?

<A – Bob Paul>: Again, I don’t have that numbers in front of me. I will absolutely give you better information on May 24 when we got all the final numbers in front of us. But obviously, we are very, very pleased with the performance of all of the non-mainframe solutions this last quarter. The fact that Gomez subscription revenue on a year-on-year basis and the Vantage revenue, both had spectacular quarters combining for 53% on a already pretty good number in this category shows we really are improving substantially our market share position and that these solutions are very well positioned in an already growing category. So it’s good news there and I promise you we’ll give you more color on the maintenance numbers on May 24.

<Q – Gary Spivak>: Okay. Thanks, Bob.

<A – Bob Paul>: Thank you.

Operator:  Thank you. Next we go to the line of Michael Nemeroff with Wedbush Securities. Please go ahead.

<Q – Michael Nemeroff>: Hi, guys. Thanks for taking my questions. Most of them have been answered but Bob, building on the comment you made about your confidence in the mainframe business, I know that you’ve been concerned that potentially some of your smaller customers would replace the mainframe in general, but it sounds like you’ve maybe gotten some increasing confidence that that might not be the case this fiscal year. You care to color on that?

<A – Bob Paul>: Yeah. I mean, the same trend is still in place of smaller companies occasionally looking for opportunities to move off of the mainframe, where they have a mainframe footprint. The reason for my slightly more positive comments going into fiscal year ‘12 is both internal and external trends that we’re seeing. We are seeing a lot of activity. We have many more renewals in place for our larger customers this fiscal year. We do know obviously with this business we have the 80-20 rule in play, which means that 20% of our customers drive 80% of the revenues. And so when those renewals come up with those customers, it provides opportunities for us.

We’re also seeing an increase in capacity in general. I can’t tell you for sure if that’s a consistent theme that we’ll see throughout the next fiscal year. But certainly as we talked about in prior quarters, we were expecting to see some positive upticks based upon our average two to three years renewal cycle, which occurs in the mainframe business because of new iron hitting the floor. We also because of internal reasons, I think we’ve got a great strategy for fiscal year ‘12, we’ve got a much more aggressive plan. The comp plans are more aggressive. We’ve got – we’ve just completed our global sales training kickoff where I think the mainframe team in general feels better prepared and better armed and certainly we’ll be going after competition a lot more aggressively than we’ve done in years past. So again, feeling better overall about the mainframe business.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<Q – Michael Nemeroff>: That’s helpful, thanks. And if I may, on the APM side of the business, could you care to comment on how the First Mile appliance performed this quarter and how you expect that rollout to continue to other verticals? Is that on track?

<A – Bob Paul>: Yes, it is. So we are very – I’m very pleased with the First Mile, the initial releases and the implementations that we’ve done. There are some big names that are part of the program. We’ve got a separate, if you want a mini business unit inside our organization that is exclusively selling the First Mile solution. And the reason we’re handling it with such kid gloves right now is that before we have broad scale release to the channel groups and to our global sales organization, we want to make sure that the delivery, the supply chain, the value proposition, the ROI have not only been proven but referenced in the marketplace. And we think it’s going to have a nice impact in fiscal year ‘12 moving forward. It hasn’t had a lot of impact, believe it or not on the 53% growth that we saw in APM, because we are continuing to slow roll it out in a very controlled manner to the retail industry segment, first, to make sure that we’ve got as you would want everything figured out. The reason we’re doing this is just a belief that we have that if you try and scale too fast, you can – you’re putting your company at risk. And we believe this is going to be such a big game changer in the APM space that when we go fully that we’ve got to have everything ready to scale and we’re not compromising any customer issues at all. So I’m very pleased with the results based upon feedback we are getting, quality of implementation, confidence from the customers that we are solving the problem that we intended to, and the supply chain advancements that we’ve made. So, so far so good.

<Q – Michael Nemeroff>: Thanks very much.

<A – Bob Paul>: My pleasure.

Operator:  Thank you. Next we go to the line of Aaron Schwartz with MKM Partners. Please go ahead.

<Q – Aaron Schwartz>: Good afternoon. Bob, you had mentioned the renewal, I guess the expectation for double-digit renewal growth in fiscal ‘12 in the mainframe business. Is there any way you can give us sort of a comp?  I mean, what was that for fiscal ‘11? Was it down double digits? Or can you just help us out, to level-set that?

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<A – Bob Paul>: Yeah. It’s a great question, Aaron. And again, I apologize, I don’t have that number in front of me. The stat that I – that does come to mind is that only one of our top 15 customers had a renewal scheduled inside last fiscal year. And the numbers going into the top 50 weren’t that much better, obviously, you’re going to get more numbers there, but not expected to be a big fiscal year ‘11 for the mainframe business.

So with more opportunity, being better prepared, obviously, we’re in pretty good shape. I know what you’re trying to do in modeling fiscal year ‘10 to fiscal year ‘11. So, I’ll try and get that information prepared. But I will tell you there are a lot of variables associated with mainframe business. So it’s going to be hard to take that one variable into account when you start to model what the next fiscal year looks like. What I mean by that is the recession had an impact, the new zSeries coming out sort of three quarters of the way through the year had an impact. Our release schedules obviously had an impact. So those kinds of things all play into our ability to take advantage of the mainframe growth.

<Q – Aaron Schwartz>: Okay. Understood. I guess, and looking at the mainframe renewal business if it’s going to be a better opportunity for you in fiscal ‘12, that appears somewhat to be correlated to cash flow. I mean should we expect that to be somewhat of a proxy for potential cash flow growth next year?

<A – Bob Paul>: I would say yes. But let me turn it over to Laura to reaffirm that.

<A – Laura Fournier>: Oh, definitely, if we see a double-digit growth in mainframe, we’ll see corresponding increase in cash flow. Just keep in mind we are investing in our Gomez and our Vantage and Changepoint product lines. And so it will be tempered somewhat, but definitely mainframe has a big impact on cash flow.

<Q – Aaron Schwartz>: Okay.

<A – Bob Paul>: And the other thing I’d like to mention is, one of the characteristics of this business, obviously we have a 400 plus million dollar mainframe business and there are some very large contracts out there. As I identified in the script, we can have a couple big contracts come in and have a great quarter. And then we can have a couple of crazy things happen, like almost a federal shutdown and that turns into a push.

If you start to look at the health of the business however, what we’ve been taking about and focused on, the numbers are very, very powerful. If you then add on to that both of the contracts that I just – that we just referred to are going to happen, they’re just coming in into the next quarter or maybe slightly beyond for one of them, that’s all good. The health of the business doesn’t change. And so that’s why I think we’re still so very positive around here and buoyant about what’s been going on with the business. So we’re very encouraged by what’s going on and we hope to continue on with the success of consistent quarters moving forward.

<Q – Aaron Schwartz>: Understood. And I don’t want to get too hung up on just a deal here or a deal there, but can you walk through why a transaction would have to get done in a particular quarter? Does support get cut off, or I mean, what would happen?

<A – Bob Paul>: Yes. What happens is if you are running mission-critical processes and applications on your mainframe, you can’t run unsupported if you are a global and compliant organization in the financial services industry. And nor do they have – nor does this company have a policy where they would ever let that happen. And so we’re very – obviously over-the-top confident this is going to get done, and we can move forward. And then the other one is pretty self-explanatory, right. You’ve got – again, you’ve got an out-of-compliant condition. It’s going to get resolved, it has to get resolved and we’re optimistic that it’s – because both of these are with very good long-standing customers where we have great relationships, there is no risk or threat.

<Q – Aaron Schwartz>: Okay. Last question from me on the Covisint side. Terrific growth there. Is that just the building momentum you’ve talked to, or were there maybe some more implementation fees that you saw this quarter due to maybe some healthcare initiatives, et cetera?

<A – Bob Paul>: I’ll talk more about this. There’s two things. We are seeing a broader momentum across all the industry sectors where they are participating. And I look forward to talk more about that May 24. There is a seasonal thing that happens with them also, what we call patient quality reporting. And because of the annual deadlines of some of the physicians having to file stuff, it created a little bit of a peak in their numbers, and that’s why you see a slightly larger spike than we were expecting for Q4. But nonetheless, the fundamental business is very strong in the pipeline and the commit is very strong.

<Q – Aaron Schwartz>: Terrific. Thanks for taking my questions.

<A – Bob Paul>: My pleasure. Thank you.

Operator:  Thank you. Next we go to the line of Mike Latimore with Northland Capital Markets. Please go ahead.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<Q – Mike Latimore>: Good evening. Bob, you just talked about the potential for double-digit renewal growth on the mainframe side. Can you clarify sort of how you view that, how that relates to potential revenue growth? I mean, do you think you could see potential overall mainframe revenue growth to that level next year?

<A – Bob Paul>: Yeah, we are not – we are not ready to quite – quite talk about that yet, but...

<Q – Mike Latimore>: Okay.

<A – Bob Paul>: Obviously, we are -- we believe that we are as well positioned as we can and the market conditions favor us directly as an organization, because the renewals, and then the more broader general conditions also are favorable. So with those things, we’re going to weigh very carefully what impact these deals are, the timing of these deals, and weigh that against what the plan is that we put in place and come up with some more specifics around guidance in the mainframe business. Not quite ready to talk about growth yet. And we’ll be much more explicit on this on May 24.

<Q – Mike Latimore>: Okay. And then, as it relates to the Gomez business, it was flattish sequentially, given that kind of accounting effect last quarter. Did that resume sequential growth this quarter at Gomez?

<A – Bob Paul>: Yes, they had significant sequential growth this quarter and we’ll break that out on May 24. But they are very positive numbers and also the Vantage numbers were also very positive.

<Q – Mike Latimore>: Right. And then how about – with regard to Covisint, the backlog has been trending well there. Is the backlog still trending up here?

<A – Bob Paul>: Yeah. The backlog is even stronger than it was, as you can expect in the growth business. We have a couple of interesting new companies coming into the fray, very, very large opportunities that we’re working on, in the existing industry sectors that are driving this business. Again, we have practically – in fact, I think it is 100% customer retention. So each quarter that continues to build on a subscription basis.

And keep in mind, 65% growth on a subscription model means probably well over 100%, maybe closer to 200% on a comparable software license company. So we’re encouraged by not just the healthcare business, but also the other industry sectors that we’ve alluded to in the past are starting to show some legs.

<Q – Mike Latimore>: And just last one. Do you have a final share count number for the quarter?

<A – Laura Fournier>: It’s right around $220 million.

<Q – Mike Latimore>: Okay.

<A – Laura Fournier>: Actually $225 million dilutive.

<Q – Mike Latimore>: $225 million, okay. Got it. Thank you.

<A – Bob Paul>: Thank you.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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Operator:  Thank you. [Operator Instructions] And next we will go to the line of Michael Turits with Raymond James. Please go ahead.

<Q – Michael Turits>: Hey, Bob.

<A – Bob Paul>: Hi.

<Q – Michael Turits>: Mike Turits. Thanks for taking my questions. I had two questions. One on the mainframe side and one on the federal side; on the mainframe side, you talked about seeing capacity increase. I mean, there’s always some, so I assume you’re talking about an increase in that growth rate in capacity. And what’s driving it? You mentioned more iron on the floor. Is it now a delayed effect of some of the z11 enterprise stuff coming through or what are the drivers behind what seems like a pick-up in mainframe capacity growth?

<A – Bob Paul>: Yeah. So I think there are two things. Number one, I think economic conditions certainly are better than they were a year ago and so that obviously increases the number of transactions and volume of business and ultimately has an impact on compute requirements.

The second thing relative to mainframe capacity growth is, as you said, IBM has shown some pretty strong numbers in new mainframes hitting the floor, and my conservatism before was predicated upon not knowing if that was just replacing old capacity or was it really new capacity, or additional capacity hitting the floor, and what we’re seeing certainly with a combination of now the mainframe is being used, being implemented, being leveraged that we are now starting to see as a result of new zSeries hitting the capacity in some cases is starting to show some growth.

And obviously it’s not just capacity, but whenever we have a renewal it gives us an opportunity to sell some – what we think are some very compelling value propositions inside the mainframe category.

The modernized workbench has been received with resounding success. Data privacy opportunities, which are big problems right now that we can solve better than anybody else in the marketplace is driving a lot of new growth and things like that is really helping us out.

<Q – Michael Turits>: I don’t know if you can quantify it this way, but it seems to me that in the last couple of years, that mainframe software customers were buying less capacity forward, that whereas in previous years that – whatever the contract length, in terms of the amount of capacity, they were really buying, at one point, let’s call it, three or four years of capacity forward and then they were pulling that back to a one year. Does that make sense, the way to think about it? And can you talk about how that may or may not be picking back up again now?

<A – Bob Paul>: Yeah, no, I do think it makes sense, because when you get an instability in the marketplace, and insecurity certainly in the business – in our customers’ business plans, they want to get very tight around financial commitments from a long-term basis. So you do start – unless they’re getting some substantial financial considerations for longer-term contracts. But because traditional growth was not there, and growth actually had turned in many cases, in many of our customers to stability or in some cases decline, there certainly wasn’t an appetite to add on to capacity during those years. And so with that insecurity, in some cases the – with the hope that the economy would turn around, we did see, in some cases shorter contracts until the opportunity improved.

And so, yes, that did have an impact, and with us still, though, most of our agreements go into the two-to-three year range, occasionally a five-year range. But we do – we did certainly have some new deals that came into a one-year contract.

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<Q – Michael Turits>: And then on the federal side, it’s encouraging to see that the one deal that seems to have impacted you that got pushed out, obviously is going to get closed. Is that – can you talk more broadly about how you’re seeing federal business? Does it – I mean, I’ve talked to some VARs just in software in general, who are saying that they’ve seen some constraints given this. Are you seeing it more broadly, and if you are seeing slowdowns more broadly, would you think they can be generally characterized as something that’s just a delay and that will come in within a couple of quarters, a general observation about how federal software volumes might be going?

<A – Bob Paul>: Yeah. Another great question, and the honest answer is, I don’t really have a great perspective on the federal buying moving forward. I can tell you that with capacity considerations an opportunity for new software license has improved. But we don’t represent a large stake in the federal business. Our opportunities in the federal business are a little bit smaller than some of our peers, and therefore we don’t have as much either upside or risk associated with the federal government. So in our segment, certainly it’s positive news. It’s not dramatic, but it is positive, and it is showing a slight up-tick in requirements for our solutions.

<Q – Michael Turits>: Okay. Bob, thanks very much for taking my questions. I appreciate it.

<A – Bob Paul>: My pleasure. Thanks for the questions.

Operator:  Thank you. And next we go to the line of David Rudow with Thrivent Financial. Please go ahead.

<Q – David Rudow>: Good afternoon, everyone.

<A – Bob Paul>: Hi, David.

<A – Laura Fournier>: Hi, David.

<Q – David Rudow>: Laura, what were the – do you have a number on buyback for the quarter?

<A – Laura Fournier>: No, I don’t. But we did a significant buyback this quarter.

<Q – David Rudow>: Okay.

<A – Laura Fournier>: I don’t have that final number though...

<Q – David Rudow>: Okay.

<A – Laura Fournier>: I can get it for you.

<Q – David Rudow>: Okay, thank you. And then on the cash flows, the $160 million to $165 million this year, what scenario or at what level would mainframe have to grow to grow cash flows in the next year? Maybe you can’t answer this question. But I’m just curious, because mainframe is such an important piece of the cash flow model?

<A – Laura Fournier>: Clearly, it is. Then we know, we are – I can’t really quantify that right at the moment. I’d have to do some work on that. But we know we have a lot of opportunity in the mainframe segment going forward this year. And those opportunities if they translate into large multi-year deals also translate into cash. And I think there are a lot of good opportunities to get that cash number back up in the $175 million to $200 million range.

<Q – David Rudow>: Okay. Okay. But would that require double digit mainframe growth?

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Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
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<A – Laura Fournier>: Not necessarily. I mean, that strong renewals, strong maintenance renewals and reasonable license activity.

<A – Bob Paul>: Yeah. And David, just to clarify, when I said we might have close to double digit opportunity, that’s an increase in the number of maintenance renewal opportunities that we have.

<Q – David Rudow>: Okay. Okay.

<A – Bob Paul>: It’s not -

<Q – David Rudow>: So that’s like maintenance contracts up for renewal?

<A – Bob Paul>: Correct.

<Q – David Rudow>: Got it.

<A – Bob Paul>: That’s not from -

<Q – David Rudow>: That’s not anything to do its revenue or bookings or anything?

<A – Bob Paul>: Yeah.

<Q – David Rudow>: I’m going to say – I may say in single digits since what ‘99?

<A – Bob Paul>: We are not going to grow mainframe double digits that’s for sure.

<Q – David Rudow>: Yeah. Do you have a total mainframe revenue growth numbers, both license and maintenance for the quarter?

<A – Laura Fournier>: For the quarter, mainframe was up slightly. I don’t have the maintenance number so.

<Q – David Rudow>: Okay. So...

<A – Laura Fournier>: Sorry.

<Q – David Rudow>: ...and so total mainframe for license and maintenance were up slightly?

<A – Laura Fournier>: Yes.

<Q – David Rudow>: Okay. Okay. All right. And then how many – going back to the premium deals of years ago. Are the premium deals now negatively impacting cash flows and is that drag on cash flows over the next couple of years until those are complete?

<A – Laura Fournier>: Absolutely not.

<Q – David Rudow>: No.

<A – Laura Fournier>: They really haven’t been. Customers are still renewing their maintenance for ‘12, most of those initial premium deals that we did are still on place, they are still making, they make normally annual payments. And – but the new ones that we have done are we – they are all additive to cash flow. And we look at really, they are renewing maintenance. And there’s often some opportunities there for additional products, when we go in renew on. So we have seen them as very positive.

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CORRECTED TRANSCRIPT
Compuware Corp.	CPWR	Q4 2011 Earnings Call	Apr. 13, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q – David Rudow>: Potential for new product, but no potential for capacity increases?

<A – Laura Fournier>: Well, on the products that they’ve got the premium on obviously that’s what they bought, right?

<Q – David Rudow>: Got it.

<A – Laura Fournier>: They’ve bought that insurance policy there. But there is possibilities for EP, there is a possibility for other mainframe products. And then it’s also the platform to go in and talk about Vantage and Gomez, the APM solutions and Changepoint. And so it still a very, very positive, in fact that business.

<Q – David Rudow>: Okay. And then, if this year based on numbers just roughly speaking about 16% operating margins. Would you expect that you will be able to grow margins into 2012 even considering that you need to invest in Gomez and Covisint and others on the distributor side?

<A – Laura Fournier>: Absolutely.

<Q – David Rudow>: Okay.

<A – Laura Fournier>: We – our plans all indicate growth from the operating margins.

<Q – David Rudow>: Okay. All right. Good. Thank you very much for your time.

<A – Bob Paul>: Thanks, David.

Operator:  Ladies and gentlemen, we will now conclude the question-and-answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa Elkin, Vice President, Investor Relations and Communications

At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware and we hope you have a pleasant evening.

Operator:  Ladies and gentlemen, this conference will be made available for replay after 7.00 PM today through April 20, 2011 at midnight. You may access the AT&T Playback Service at anytime by dialing 1-800-475-6701 and entering the access code of 201103. International participants may dial 1-320-365-3844. Again, those numbers are 1-800-475-6701 and for international participants 1-320-365-3844 with the access code of 201103. That will conclude our conference for today. We thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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